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                                                                    Exhibit 99.1


                                     (LOGO)

PRESS RELEASE

Contacts:                                     Investors:
Arbor Realty Trust, Inc.                      Stephanie Carrington/ Denise Roche
Rick Herbst, Chief Financial Officer          The Ruth Group
516-832-7408                                  646-536-7017 / 7008
rick.herbst@thearbornet.com                   scarrington@theruthgroup.com
                                              droche@theruthgroup.com
Media:
Bonnie Habyan, SVP of Marketing
516-229-6615
bonnie.habyan@thearbornet.com

ARBOR REALTY TRUST CLOSES COLLATERALIZED DEBT OBLIGATION

NEW YORK, NY, January 19, 2005 - Arbor Realty Trust, Inc. (NYSE: ABR) today announced the closing of a non-recourse collateralized debt obligation through two of its subsidiaries, Arbor Realty Mortgage Securities Series 2004-1, Ltd., the issuer, and Arbor Realty Mortgage Securities Series 2004-1 LLC, the co-issuer. Approximately $305 million of investment grade-rated floating-rate notes were issued and an Arbor subsidiary retained the equity interest in the issuer with a value of approximately $164 million.

The notes have an initial weighted average spread of approximately 77 basis points over three-month LIBOR. The facility has a four-year replenishment period that allows the principal proceeds from repayments of the collateral assets to be reinvested in qualifying replacement assets, subject to certain conditions.

"We are very pleased to have completed our first CDO, as this unique structure will strengthen our franchise and benefit our shareholders," said Chief Executive Officer Ivan Kaufman. "The closing of this transaction solidifies our borrowing capability in a more cost-effective and structured way. Our cost of funds has been reduced and the term of the CDO is longer than the terms of our other credit facilities. In addition, the CDO structure provides us with greater flexibility in financing our future loans and investments. Loans can now be warehoused temporarily in our other credit facilities, but can be funded within a CDO structure at an appropriate time. As a result, we believe the completion of the CDO enhances our ability to generate earnings and provides a strong foundation for future growth."

The offering of the notes evidencing the collateralized debt obligations was made pursuant to a private placement. The notes were issued under a common indenture and are secured by a portfolio of real estate-related assets with a face value of approximately $441 million, consisting primarily of bridge loans, mezzanine loans and junior participating interests in first mortgages, and by approximately $28 million of cash available for acquisitions of loans and other permitted investments.
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Arbor intends to own the portfolio of real estate-related assets until its maturity and will account for this transaction on its balance sheet as a financing. Arbor will use the proceeds of this offering to repay borrowings under its current repurchase agreements and warehouse credit facilities. Wachovia Securities acted as the sole manager for this transaction. The CDO notes were rated by Fitch Ratings, Standard & Poor's and Moody's Investors Service.

The notes offered pursuant to the CDO are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed from time to time in the Arbor's periodic and other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.